Exhibit 99.1

FOR IMMEDIATE RELEASE

FLUIDIGM CORPORATION ANNOUNCES TERMINATION OF TAX BENEFIT PRESERVATION PLAN

SOUTH SAN FRANCISCO, Calif., August 2, 2017 – Fluidigm Corporation (NASDAQ:FLDM) announced today that its tax benefit preservation plan had expired pursuant to its terms, effectively terminating the plan as of August 1, 2017. Stockholders are not required to take any action as a result of this expiration.

In connection with the expiration of the tax benefit preservation plan, Fluidigm will be taking routine actions to voluntarily deregister the related preferred share purchase rights under the Securities Exchange Act of 1934, and to delist the preferred share purchase rights from NASDAQ. These actions are administrative in nature and will have no effect on Fluidigm’s common stock, which continues to be listed on NASDAQ.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for growth markets such as single-cell biology and production genomics. We sell to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multiparameter mass cytometry technology and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@fluidigm), Facebook page (https://www.facebook.com/Fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information, and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm and the Fluidigm logo are trademarks or registered trademarks of Fluidigm Corporation.

Contact
Fluidigm Corporation
Ana Petrovic
Director, Corporate Development and Investor Relations
650.243.6628 (Office)
ana.petrovic@fluidigm.com